EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement number 333-127396 of Cogdell Spencer Inc. on Form S-11, of our report dated May 1, 2006, related to the statement of revenues and certain expenses of Methodist Professional Center One for the year ended December 31, 2005 (which report on the statement of revenues and certain expenses expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of the statement) appearing in this Current Report on Form 8-K/A of Cogdell Spencer Inc.
Charlotte, North Carolina
May 1, 2006